Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SHAREHOLDER APPROVAL OF “GOING PRIVATE” MERGER

MEDWAY, MA, February 6, 2013 — Cybex International, Inc. (NASDAQ: CYBI), a leading U.S. manufacturer of premium exercise equipment (“Cybex” or the “Company”), announced today that the proposed “going private” merger pursuant to which each of its outstanding shares of common stock — other than shares owned by its largest shareholder, UM Holdings, Ltd. (“UM”), and UM’s subsidiaries and shareholders, which include John Aglialoro, Cybex’s Chairman and CEO, and Joan Carter, a director of the Company — will be converted into $2.55 per share payable in cash, has been overwhelmingly approved at the Special Meeting of Shareholders held February 6, 2013. Approximately 84% of the outstanding shares of Cybex common stock were voted at the meeting, including over 68% of outstanding shares held by the public shareholders. Of the proxies received from the public shareholders, over 95% were voted in favor of the merger.

Consummation of the merger continues subject to standard closing conditions, which the Company anticipates being satisfied within the next week. Upon consummation of the merger, all outstanding shares of the Company’s common stock (other than shares held by UM, its subsidiaries, and Mr. Aglialoro and Ms. Carter) will be cancelled in exchange for $2.55 per share, cash. Cybex shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will no longer be subject to the reporting requirements of the Exchange Act, and the shares will no longer trade on any market.

Shortly after the merger is completed, Cybex will forward to its shareholders a letter of transmittal with instructions on how to send share certificates to the paying agent in order to receive the merger consideration. This letter of transmittal must be used to exchange shares of common stock for the merger consideration following the merger. No shareholder should send any share certificates until the shareholder has received notice that the merger is complete accompanied by the letter of transmittal.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex designs and builds its products in the USA for a wide range of facilities, from commercial health clubs to home gyms, in more than 85 countries worldwide. For more information on Cybex and its products, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2011, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statements dated April 12, 2012 and January 4, 2013.

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